UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Boston Private Financial Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

HoldCo Opportunities Fund III, L.P. HoldCo Asset Management, LP VM GP VII LLC VM GP II LLC VIKARAN GHEI MICHAEL ZAITZEFF Jeita L. DenG Merrie S. Frankel Laurie M. Shahon
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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HoldCo Opportunities Fund III, L.P. (“HoldCo Fund”), together with the participants named herein (collectively, “HoldCo”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of shareholders of Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), and has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes to oppose the merger between the Company and SVB Financial Group, a Delaware corporation, at the special meeting of shareholders of the Company to be held virtually on April 27, 2021.

On March 25, 2021, HoldCo issued the following press release and public letter to shareholders of the Company:

HoldCo Issues Letter to Boston Private Shareholders

Believes Planned Sale to SVB Financial Group Grossly Undervalues BPFH

Urges Shareholders to Vote Against SVB Transaction

Has Nominated Slate of Highly-Qualified Director Candidates to Ensure Value is Maximized for Shareholders Going Forward

HoldCo Asset Management, LP and its managed funds (collectively, "HoldCo"), which own 4,049,816 shares of common stock of Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) ("Boston Private," "BPFH," or the "Company"), representing approximately 4.9% of the Company’s outstanding shares, today issued the following letter to the Company’s shareholders.

Dear Fellow Shareholders:

HoldCo Opportunities Fund III, L.P. (together with its affiliates, "HoldCo" or "we") beneficially owns 4.9% of the shares of Boston Private Financial Holdings, Inc. ("BPFH" or the "Company"), making us one of BPFH’s largest shareholders. We have extensive experience investing in banks and identifying underappreciated and undervalued bank stocks.

This is why we invested in BPFH. At the time we became shareholders, we saw BPFH as a deeply undervalued franchise with highly unique attributes: a strong core deposit franchise, irreplicable wealth management business, diversified revenue stream, pristine credit profile and presence in some of the best markets in the U.S. While the Company’s valuation was among the lowest in the banking sector at the time, we believed long-term, patient shareholders would ultimately be rewarded handsomely.

We believed then – and continue to believe now – that BPFH’s best path forward is ultimately to partner with another institution. In our view, the Company’s standalone value has long been hampered by an inept and unincentivized Board of Directors (the "Board") and, more recently, by a new and inexperienced management team whose priorities appear unaligned with those of all shareholders.

However, it is clear to us that BPFH’s planned merger (the "Merger") with SVB Financial Group ("SVB") in the middle of a global pandemic at a grossly inadequate valuation is certainly not in the best interest of shareholders. After reviewing the Merger in detail, it is painfully obvious to us that the only winners in this transaction are SVB and BPFH’s management. We therefore urge other shareholders to join us in opposing the Merger. Our reasons are as follows:

Unacceptable Valuation

Make no mistake – this was a fire-sale transaction struck during a global pandemic in which BPFH shares, along with the banking sector at large, were floundering at valuation levels last seen during the Great Recession. BPFH shares closed at $8.39 on January 4, 2021, the day of the Merger announcement, representing an 11% discount to liquidation value and a 52% discount to the Company’s five-year median tangible book value multiple of 1.84x, making it one of the lowest valued banks of its size nationwide. Therefore, the so-called premium SVB is offering BPFH shareholders is nothing more than a mirage borne out of BPFH’s pandemic stock underperformance.

Yesterday, BPFH shares closed at $13.13 per share, including the merger premium – below where the shares traded as recently as November 2018. The Company’s shares, including the merger premium, have underperformed the SNL U.S. Bank Index over any relevant timeframe we can think of.

	DeChellis TSR(1)	3-Year TSR	5-Year TSR
BPFH (Including Premium)	6.2%	1.3%	39.8%
SNL U.S. Bank Index	23.2%	22.2%	96.5%
BPFH Relative Performance	(17.0%)	(20.9%)	(56.7%)

(1)	Starting November 5, 2018, the date on which Anthony DeChellis was named CEO of BPFH

In addition, the current price represents a 1.35x multiple of tangible book value, in contrast to peers which currently trade well north of this multiple without any merger premium, and well below BPFH’s five-year median multiple of 1.84x.

	BPFH (Including Premium)	BPFH 5-Year Median	Peers(1)
Price / Tangible Book Value	1.35x	1.84x(2)	1.74x
Current Discount	-	(26.8%)	(22.7%)
(1)	Peers include publicly traded U.S. banks between $5B and $20B in assets with greater than 30% fee income / operating revenue for the quarter ended December 31, 2020
(2)	For the five-year period ending January 4, 2021

Comparing the current price to BPFH’s depressed pandemic price, as it seems that BPFH and its advisors hope shareholders will do, seems both disingenuous and highly misleading.

Even worse, long-term BPFH shareholders are being asked to exchange our deeply undervalued shares for SVB shares currently trading at one of the highest valuations in the country. A reversion in SVB’s multiple to historical norms would be disastrous for BPFH shareholders and erase any so-called merger premium. We believe that SVB’s currently inflated multiple reflects an acceleration in gains on investment securities and equity warrant assets, which SVB’s own filings state are "volatile" in nature and "not necessarily indicative of our expected performance in a future period."(1) So far, neither BPFH nor its advisors have provided BPFH shareholders with a shred of evidence that such multiple expansion is either justified or sustainable. On the contrary, Morgan Stanley’s fairness opinion for BPFH implies a valuation for SVB that is nearly 60% lower than where the stock currently trades, based on the top quartile average multiple of comparable peers.(2) Assuming no change in the current Merger terms, a decline of this magnitude would value BPFH at around $7.25 per share, an approximately 15% discount to its pre-deal share price. BPFH shareholders would be wise not to sell low and buy high.

(1)	https://www.sec.gov/ix?doc=/Archives/edgar/data/719739/000071973921000023/sivb-20201231.htm (see page 53)
(2)	https://www.sec.gov/Archives/edgar/data/821127/000092189521000686/prrn14a12910002_03052021.htm (see page 7)

Lack of a Comprehensive Process

We believe that BPFH shareholders have a right to know the true market value of our company. Unfortunately, BPFH’s Board and management deprived us of that right by negotiating exclusively with only one party – SVB – despite reported inbound interest from at least three other buyers. One of these parties, identified in public filings as Company A, offered a higher price than what SVB was offering at the time, yet BPFH entered into an exclusivity agreement with SVB on the very next day anyway. Not one of these parties was ever alerted to the fact that BPFH was even considering a sale, let alone invited to conduct due diligence and submit an indication of interest. It is painfully obvious to us that BPFH was dead set on a transaction with SVB from the very start.

Even worse, BPFH and its advisors somehow appear to have ineptly negotiated for lower consideration as the process with SVB unfolded. In early September 2020, SVB’s offer implied an all-stock exchange ratio of 0.0365 SVB shares per BPFH share, more than 20% higher than the January 4, 2021 all-stock exchange ratio of 0.0282.(1) SVB effectively used its increasing share price to reduce the number of shares it would have to issue to BPFH shareholders. This should have raised a red flag for the Board and its advisors. Apparently it did not. The Board and its advisors could have invited other parties into the process to keep SVB honest. Apparently they did not.

Therefore, BPFH’s claim that HoldCo is hoping that "a previously unknown acquiror will suddenly materialize"(2) is both false and misleading. We already know that at least three other acquirors were interested in discussing a transaction with BPFH, one of which was offering a higher price than SVB was offering at that time. The fact that such interest has been registered should give shareholders comfort that SVB is not the only game in town. Going ahead with the Merger, without a comprehensive process and thus without knowing the true value of BPFH, is indeed a "reckless gamble."

(1)	In early September, SVB offered BPFH a price of $9.25 per share, which yields an all-stock exchange ratio of 0.0365 based on SVB’s share price of $253.38 on September 8, 2020. The merger consideration of $10.94 on January 4, 2021 yields an all-stock exchange ratio of 0.0282 based on SVB’s share price of $387.34.
(2)	https://www.sec.gov/Archives/edgar/data/821127/000114036121009252/nt10021925x1_425.htm

Conflict-Riddled Negotiations

We would be hard pressed to find a more conflict-riddled negotiation than what played out between SVB and BPFH. Instead of forming an independent committee of the Board, it appears that BPFH allowed Mr. DeChellis to negotiate with SVB and handle all communications with other interested parties. As it turns out, Mr. DeChellis stands to earn significantly more compensation in his new senior executive position with SVB than he did in 2019 as the CEO of BPFH. We believe this represents an irreconcilable conflict of interest that tainted the integrity of negotiations between SVB and BPFH.

Beyond this, SVB is offering retention packages to a significant number of BPFH executives and setting aside funds for technology investments. These one-time costs, totaling $200 million in aggregate, are stratospheric compared to any other transaction that HoldCo has evaluated, and represent a direct transfer of wealth from BPFH shareholders to BPFH executives. To put the magnitude of these costs in perspective, the $200 million represents 4.25x the anticipated cost savings (vs. a median of 1.5x in the precedent transactions disclosed in our proxy statement) and 18% of the current aggregate consideration (vs. a median of 6% in the precedent transactions disclosed in our proxy statement).

Equally concerning, BPFH’s supposedly independent financial advisor, Morgan Stanley, served as a book manager on two capital offerings for SVB, one immediately before and one during the Merger negotiations. Prior to that, SVB had raised capital 12 times for a total of $2.8 billion in proceeds using 21 different investment banks but had never used Morgan Stanley. We think it is fair to question whether Morgan Stanley leveraged its ability to deliver BPFH to SVB to secure a role on these lucrative assignments.

A Better Path Forward

HoldCo urges other shareholders to join us in opposing the Merger. We have nominated a slate of three highly experienced and qualified independent directors for election at this year’s annual meeting of shareholders to provide strong leadership for the Company.

As outlined here and in our January 5, 2021 public letter and presentation to BPFH’s Board, we believe a competitive and comprehensive process including all likely and logical buyers would have allowed for true price discovery and resulted in a far better valuation than what SVB is currently offering. Our analyses demonstrate that SVB itself can offer BPFH shareholders far more than the inadequate consideration that resulted from BPFH’s one-party process. We therefore believe the Company should commence a competitive process immediately.

We also believe it is important for shareholders to know that value creation at BPFH, while maximized through a sale, is not entirely dependent on one. In our view, there are several simple and straightforward steps that would bring BPFH’s valuation in line with higher multiple peers and above where the Company trades today including the Merger premium. These steps include abandoning the ambitious wealth management growth strategy, controlling expenses in the private bank and returning excess capital to shareholders.

In our view, our proposal represents a sensible alternative to the Merger and not a "reckless gamble". Voting against the Merger today will pave the way for a competitive and comprehensive sales process supervised by a stronger, independent Board. BPFH is not a distressed or unfixable Company, simply a misguided one lacking strong leadership.

Our Nominees

Going forward, we are naturally hesitant to trust the same Board that is responsible for BPFH’s persistent underperformance and the SVB Merger with charting the best possible course forward for shareholders. To that end, we have nominated the following individuals for election to the Board at the 2021 Annual Meeting.

•	Jeita L. Deng, Associate Dean and Chief Financial Officer of the Harvard Kennedy School of Government. Ms. Deng brings important financial, budgetary and government expertise. She previously served in several positions for the House Committee on Ways and Means for the Commonwealth of Massachusetts, including serving as Budget Director, Deputy Budget Director and Budget Analyst. Ms. Deng was appointed by Governor Deval Patrick to the Massachusetts Commonwealth’s Debt Affordability Commission in 2013, where she served until November 2015. Ms. Deng holds a Bachelor of Arts from Amherst College.
•	Merrie S. Frankel, President of Minerva Realty Consultants, LLC, an independent real estate investment trust and ratings advisory services firm. Ms. Frankel brings significant real estate, financial services and Board experience. Previously, she served as Vice President and Senior Credit Officer in the Commercial Real Estate Finance Group of Moody’s Investors Service, a subsidiary of Moody’s Corporation, and in various roles at O’Connor Capital Partners Inc. (f/k/a O’Connor Group), Ernst & Young, Cushman & Wakefield PLC, JP Morgan Securities, Inc., and Salomon Brothers Inc. Ms. Frankel has served on the board of directors of Agree Realty Corporation (NYSE: ADC) since October 2016, where she Chairs the Nominating & Governance Committee and sits on the Audit Committee. She holds a J.D. and an M.B.A. from Hofstra University, and a Bachelor of Arts from the University of Pennsylvania.
•	Laurie M. Shahon, President of Wilton Capital Group, a private direct investment firm she founded in 1994. Ms. Shahon brings financial services, retail and securities industry, corporate governance and public company board experience. Previously, Ms. Shahon served in various investment banking positions at Salomon Brothers Inc. and Morgan Stanley, as well as serving as an Adjunct Professor of Finance at Columbia Business School. Ms. Shahon is a Trustee of RPT Realty (NYSE: RPT) and Boston Mutual Life Insurance Company, as well as its wholly owned subsidiary, Life Insurance Company of Boston and New York. Previously, Ms. Shahon served on the boards of directors of KCG Holdings, Inc., The Bombay Company, Inc., Eddie Bauer Holdings, Inc., and Kitty Hawk, Inc., and has served on a number of other boards of directors. Ms. Shahon holds an M.B.A. in Finance and International Business from Columbia Business School and a Bachelor of Arts in English and Political Science from Wellesley College.

We look forward to continuing to engage with our fellow shareholders to ensure that BPFH does not move forward with an ill-advised merger and can instead focus on maximizing value.

Sincerely,
Vik Ghei
Michael Zaitzeff
HoldCo Asset Management, LP

About HoldCo Asset Management

HoldCo Asset Management, LP is an investment adviser located in New York City. HoldCo was founded by Vik Ghei and Misha Zaitzeff. HoldCo currently has over $1 billion in regulatory assets under management.

HoldCo is being represented by the law firm Olshan Frome Wolosky LLP.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

HoldCo Opportunities Fund III, L.P. ("HoldCo Fund"), together with the participants named herein (collectively, "HoldCo"), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of shareholders of Boston Private Financial Holdings, Inc., a Massachusetts corporation (the "Company"), and has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes to oppose the merger between the Company and SVB Financial Group, a Delaware corporation, at the special meeting of shareholders of the Company to be held virtually on April 27, 2021.

HOLDCO STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ EACH THE PROXY STATEMENTS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATIONS WILL PROVIDE COPIES OF THE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The Participants in the proxy solicitation with regard to the Annual Meeting are anticipated to be HoldCo Fund, VM GP VII LLC ("VM GP VII"), HoldCo Asset Management, LP ("HoldCo Asset Management"), VM GP II LLC ("VM GP II"), Vikaran Ghei, Michael Zaitzeff, Jeita L. Deng, Merrie S. Frankel and Laurie M. Shahon. The Participants in the proxy solicitation with regard to the Special Meeting are anticipated to be HoldCo Fund, VM GP VII, HoldCo Asset Management, VM GP II, Vikaran Ghei and Michael Zaitzeff.

As of the date hereof, HoldCo Fund directly owned 4,049,816 shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock"). As the general partner of HoldCo Fund, VM GP VII may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As the investment manager of HoldCo Fund, HoldCo Asset Management may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As the general partner of HoldCo Asset Management, VM GP II may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As Members of each of VM GP VII and VM GP II, each of Messrs. Ghei and Zaitzeff may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As of the date hereof, none of Mses. Deng, Frankel or Shahon beneficially own any securities of the Company.

Contacts

Investor
John Ferguson / Joe Mills
Saratoga Proxy Consulting LLC
(212) 257-1311
info@saratogaproxy.com

Media:
Dan Zacchei / Joe Germani
Sloane & Company
Dzacchei@sloanepr.com / JGermani@sloanepr.com